Exhibit T3A.7

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 2767959

The Registrar of Companies for England and Wales hereby certifies that

SHELFCO (NO. 846) LIMITED

having by special resolution changed its name, is now incorporated under the name of

DIAMOND OFFSHORE DRILLING (UK) LIMITED.

Given at Companies House, London, the 26th May 1993

MR. C. CARR
For The Registrar Of Companies

C  O  M  P  A  N  I  E  S    H   O  U  S  E